AGREEMENT and PLAN of MERGER

of

CANADA LIFE INSURANCE COMPANY OF AMERICA

into

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

This Agreement and Plan of Merger (the “Agreement”) is entered into by and between Canada Life Insurance Company of America (“CLICA”) a stock life insurance company organized under the laws of the State of Michigan and Great-West Life & Annuity Insurance Company (“GWL&A”) a stock life insurance company organized under the laws of the State of Colorado.

WHEREAS, CLICA is a one-hundred percent (100%) wholly owned subsidiary of GWL&A;

WHEREAS, CLICA and GWL&A (together referred to as the “Constituent Companies”) each desire to effectuate a merger of CLICA into GWL&A (the “Merger”) upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, it is hereby agreed by and between the Constituent Companies that CLICA shall be merged into GWL&A pursuant to the respective and applicable laws of the State of Colorado and the State of Michigan and in accordance with the following Agreement:

ARTICLE 1

NAMES OF CONSTITUENT COMPANIES

ARTICLE II

SHARES OF CONSTITUENT COMPANIES

1.
The total number of shares of stock of all classes which CLICA has the authority to issue is 25,000,000 shares of Common Stock with a par value of $10 per share and 25,000,000 shares of Preferred Stock with a par value of $10 per share. The designation and number of CLICA’s issued and outstanding shares and the classes entitled to vote are:

Designation                           Number Issued and Outstanding                                                                Classes Entitled to Vote
Common Stock                                             250,000                                                  Common Stock
Preferred Stock                                                 0

2.
The total number of shares of stock of all classes which GWL&A has the authority to issue is 100,000,000 shares, of which 50,000,000 shares are Common Stock with a par value of $1 per share and 50,000,000 shares of Preferred Stock with a par value of $1 per share. The designation and number of GWL&A’s issued and outstanding shares of each class and the classes entitled to vote are:

Designation                           Number Issued and Outstanding                                                                Classes Entitled to Vote
Common Stock                                            7,032,000                                                             Common Stock
Preferred Stock                                                 0

ARTICLE III

THE MERGER

1.
Upon the terms and subject to the conditions of this Agreement, at the Effective Date (as hereinafter defined) CLICA shall be merged with and into GWL&A in accordance with the applicable provisions of the laws of the States of Colorado and Michigan, and the separate existence of CLICA shall thereupon cease, and GWL&A, which shall be the Surviving Company of the Merger, shall continue its corporate existence under the laws of the State of Colorado.

2.
The Constituent Companies intend that, subject to all necessary regulatory approvals (the “Regulatory Approvals”), the Merger shall take effect on 11:59 PM on September 30, 2009 (the “Effective Date”). In the alternative, if such Regulatory Approvals are not obtained by the aforementioned date, the Constituent Companies agree that the Effective Date shall be 11:59 PM on (i) the later of the two dates on which approval of the Merger is obtained from the Colorado Division of Insurance and Michigan’s Office of Financial and Insurance Regulation (together, the “Insurance Regulators”); or (ii) at the next subsequent fiscal quarter-end date, as mutually agreed upon among the Constituent Companies and in accordance with the approval of the Insurance Regulators.

ARTICLE IV

EFFECT OF THE MERGER

1.
From and after the Effective Date, all of the rights, privileges and powers of CLICA, all real, personal, and mixed property, and all obligations due to CLICA, as well as all other things and causes of action of CLICA, shall vest as a matter of law in the Surviving Company, and shall thereafter be the rights, privileges, powers, and property of, and obligations due to GWL&A, the Surviving Company. Title to any property vested in CLICA shall not revert or be in any way impaired by the merger; except that all rights of creditors in and all liens upon any property of CLICA shall be preserved unimpaired in the same property, however held. All obligations of CLICA shall attach as a matter of law to the Surviving Company and may be fully enforced against GWL&A, the Surviving Company.

2.
As of the Effective Date of the Merger, in consideration for the rights, privileges and powers received, the shares of Common Stock of CLICA held by GWL&A, the Surviving Company, shall be surrendered and cancelled.

3.
The Constituent Companies intend and agree that the Merger is meant to be a statutory merger under Colorado corporate law which would qualify as a tax free merger under Internal Revenue Code §368(a)(1)(A).

ARTICLE VI

THE SURVIVING COMPANY

1.	The Articles of Incorporation of the Surviving Company shall not change as a result of the Merger.

2.	The Bylaws of the Surviving Company shall not change as a result of the Merger.

3.
All individuals who are directors and officers of GWL&A that are in office as of the Effective Date of the Merger, shall continue to constitute the directors and officers of the Surviving Company and shall continue in the same capacity until their respective successors shall be elected or appointed.

ARTICLE VII

MISCELLANEOUS PROVISIONS

1.	Abandonment.
Notwithstanding anything to the contrary, express or implied in this Agreement, this Merger may be abandoned at any time after it is authorized, prior to the Effective Date, without further Shareholder action, in the discretion of the Board of Directors of either Constituent Company. Such abandonment, whether due to changes in business circumstances, the applicable regulatory environment, or any other factor, shall be without any further liability and obligation.

2.	Expenses of Merger.
Unless the Constituent Companies otherwise agree, the Surviving Company shall be responsible for all expenses of effectuating this Merger.

3.	Counterparts.
For the convenience of the parties and to facilitate approval of this Agreement, any number of counterparts thereof may be executed, and each such executed counterpart shall be deemed an original instrument.

4.	Governing Law.
This Agreement shall be construed and governed by the laws of the State of Colorado.

5.	Captions.

The headings contained in this Agreement are included only for convenience of reference and do not define, limit, explain, or modify this Agreement or its interpretation, construction, or meaning and are in no way to be construed as a part of this Agreement.

6.	Rights or Remedies.

Except as otherwise contained in this Agreement, nothing herein, express or implied, is intended, or shall be construed, to confer upon or give to any person, firm or corporation other than the signatures hereto and their respective stockholders any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, this Agreement and Plan of Merger, having been approved by the respective Boards of Directors of the Constituent Companies and authorized by the written consent of the respective sole shareholder of each Constituent Company, the parties hereto have hereunto set forth their hands as of the 21st day of May, 2009.

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:            /s/ James L. McCallen

Name:         James L. McCallen

Title:           Senior Vice President and Chief Financial Officer

By:          /s/ Richard G. Schultz

Name:         Richard G. Schultz

Title:           Senior Vice President, General Counsel and Secretary

CANADA LIFE INSURANCE COMPANY OF AMERICA

By:              /s/ Glen R. Derback

Name:         Glen R. Derback

Title:           Senior Vice President and Treasurer

By:              /s/David C. Larsen

Name:         David C. Larsen

Title:           Senior Counsel and Associate Secretary